DIOMED HOLDINGS SIGNS $10 MILLION EQUITY FINANCING
          Current Preferred Stock Holders to Tender Existing Shares for
                       Shares of New Series of Preferred


ANDOVER, MA-- July 27, 2006 --Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EndoVenous Laser Treatment (EVLT(R)) for varicose veins, today announced that it has reached agreement with investors for a $10 million private placement of a new series of its preferred stock. As part of the announced round of financing, all holders of the existing shares of convertible stock will tender their existing preferred shares for shares of the new series of preferred stock.

The shares of the new series of preferred stock to be issued in the private placement are exchangeable into approximately 8.7 million shares of Diomed's common stock, resulting in an effective price of $1.15 per common share. The shares of the new series of preferred stock will be issued without warrants attached and provide for no dividends except in the event of a future dilutive equity issuance. Diomed has also agreed to issue shares of its new series of preferred stock in exchange for approximately 4 million shares of existing preferred stock to be tendered at closing by the existing preferred stockholders. The existing preferred shares are exchangeable by their terms on a one-for-one basis for 4 million shares of Diomed's common stock, while the new series of preferred stock will be exchangeable for an aggregate of 8.7 million shares of Diomed's common stock.

"We are extremely pleased with the terms of the financing," remarked David B. Swank, Chief Financial Officer of Diomed Holdings, Inc. "We also believe that, subject to review by the AMEX, this transaction addresses the minimum stockholders equity concern noted by the Exchange last month. Investors may be pleased to see that, under this financing, we have been able both to strengthen and to simplify our balance sheet."

"This financing enhances our ability to drive the growth of our business and to continue to vigorously protect our intellectual property rights under US patent law," commented James A. Wylie, Diomed's Chief Executive Officer. "We are particularly pleased with the participation of a number of premier medically-oriented institutional investors in this financing, including both new and existing investors, which we view as confirmation of the market's belief in Diomed's solid growth potential."

The transaction is subject to certain approvals, including the approval of Diomed's stockholders, which the Company intends to seek as soon as practicable. The Company has also agreed to register with the Securities and Exchange within the 120 days after closing, approximately 17.4 million shares of its Common Stock that underlie the shares of the new series of preferred stock that it has agreed to issue. The Company will file a Current Report on Form 8-K containing complete details of the transaction.

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor

This press release does not constitute an offer of any securities for sale. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions or the securities to be issued in connection with these transactions.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 23 through 38 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

For more information contact:
Christopher J. Geberth, VP Finance        Carney Duntsch
Diomed Holdings, Inc.                     Burns McClellan, Investor Relations
Phone: 866-4DIOMED                        Phone:  212-213-0006
email: cgeberth@diomedinc.com             email :  cduntsch@burnsmc.com
       ----------------------